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                                                             Exhibit 99(a)(5)(C)


                      [LETTERHEAD OF SIMON PROPERTY GROUP]


CONTACTS:
INVESTORS                                   MEDIA
Shelly Doran                                George Sard/Paul Caminiti/Hugh Burns
Simon Property Group, Inc.                  Citigate Sard Verbinnen
317/685-7330                                212/687-8080

             SIMON PROPERTY GROUP FILES PRELIMINARY PROXY MATERIALS
                 TO CALL SPECIAL MEETING OF TAUBMAN SHAREHOLDERS

     MEETING WOULD GIVE SHAREHOLDERS OPPORTUNITY TO FACILITATE CONSUMMATION
                   OF SIMON'S $18.00 PER SHARE ALL-CASH OFFER
                 ----------------------------------------------

INDIANAPOLIS, December 16, 2002 - Simon Property Group, Inc. ("SPG") (NYSE: SPG) today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission to enable SPG to solicit proxies from shareholders of Taubman Centers, Inc. ("Taubman") (NYSE: TCO) to call a special meeting of Taubman's shareholders. Under its charter, Taubman is required to hold a special meeting if presented with proxies from holders of at least 25% of Taubman's outstanding shares.

At the meeting, Taubman shareholders would be asked to vote for proposals that would facilitate the consummation of Simon's $18.00 per share cash tender offer for Taubman shares, including a proposal to amend the Taubman charter so that the purchase of shares by SPG in connection with its tender offer would not trigger Taubman's Excess Share Provision.

"We are taking the necessary steps to restore the right of Taubman's public shareholders -- who own 99% of the company -- to decide for themselves whether to accept our premium, all-cash offer," said David Simon, Chief Executive Officer of Simon Property Group. "We call on the independent Taubman Board members to fulfill their fiduciary obligations and remove the family-imposed impediments to shareholder democracy."

As previously announced, the tender offer and withdrawal rights will expire at 12:00 midnight, New York City time, January 17, 2003, unless extended.

The complete terms and conditions of the offer are set forth in the Offer to Purchase, copies of which are available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885. Merrill Lynch & Co. is acting as exclusive financial advisor to SPG and is the Dealer Manager for the Offer. Willkie Farr & Gallagher is acting as legal advisor to SPG, and Simpson Thacher & Bartlett is acting as legal advisor to Merrill Lynch & Co.


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ABOUT SIMON PROPERTY GROUP
Headquartered in Indianapolis, Indiana, Simon Property Group is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 248 properties containing an aggregate of 185 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at http://about.simon.com/corpinfo/index.html.

IMPORTANT INFORMATION
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Taubman shares, and is not a solicitation of a proxy. SPG and Simon Property Acquisitions, Inc., a wholly owned subsidiary of SPG, filed a tender offer statement on Schedule TO with the Securities and Exchange Commission on December 5, 2002, with respect to its offer to purchase all outstanding shares of Taubman common stock. Investors and security holders are urged to read this tender offer statement, the preliminary proxy statement filed December 16, 2002, and any other proxy statement relating to the tender offer described in this press release because they will contain important information. Each such other proxy statement will be filed with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement and other documents filed by SPG with the Commission at the Commission's web site at: http://www.sec.gov. The tender offer statement, any proxy statement and any related materials may also be obtained for free by directing such requests to Mackenzie Partners, Inc. at (800) 322-2885.

FORWARD-LOOKING STATEMENTS
This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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